Exhibit 99.5

NEWMONT MINING CORPORATION AND SUBSIDIARIES

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Amounts in millions except ratio)

Three Months Ended March 31, 2007
Earnings:
Income from continuing operations before income tax expense (1) (2)	$136
Adjustments:
Fixed charges added to earnings	25
Dividends from equity affiliates	1
Amortization of capitalized interest	3

$165

Fixed Charges:
Net interest expense (3)	23
Portion of rental expense representative of interest	2

Fixed charges added to earnings	25
Capitalized interest	12

$37

Ratio of earnings to fixed charges	4.5

(1)	Income from continuing operations before income tax expense, minority interest and equity income of affiliates.

(2)	Excludes interest on income tax liabilities. Interest and penalties related to income taxes are included in Income tax expense.

(3)	Includes interest expense of majority-owned subsidiaries and amortization of debt issuance costs.